Exhibit 3.1

                           FIRST ARTICLES OF AMENDMENT

                                     TO THE

                            ARITCLES OF INCORPORATION

                                       OF

                                BAIL CORPORATION


          Bail Corporation, a Colorado corporation (the "Corporation"), pursuant to the provisions of the Colorado Business Corporation Act, hereby amends its Articles of Incorporation, as filed with the Secretary of State on April 9, 1998 (the "Articles of Incorporation"). These First Articles of Amendment were adopted by vote of the Corporation's Board of Directors on April 18, 2001, and by vote of the Corporation's shareholders on August 10, 2001.

     The Articles of Incorporation are hereby amended by striking in their entirety Articles FIRST and FIFTH and by substituting in lieu thereof the following:

          "FIRST: The name of the corporation is Vista Exploration Corporation."

          "FIFTH:

     (a) The number of directors of the corporation shall be fixed from time to time by the Board of Directors.

     (b) The directors shall be divided into three classes, as nearly equal in number as possible. Upon filing these First Articles of Amendment with the Secretary of State of Colorado, the Board of Directors shall consist of three directors divided into three groups, classified as Class A, Class B and Class C. The Class A director shall hold office for three years or until the third annual election following his election; the Class B director shall hold office for two years or until the second annual election following his election; and the Class C director shall hold office for one year or until the first annual election following his election; and in each case, until his successor shall have been elected and qualified. Following the expiration of their initial terms, directors in each class shall be elected for terms of three years to succeed those whose terms expire.

     The initial directors in each class shall be as follows:

Class A

Charles A. Ross, Sr.                            11952 Farley
                                                Shawnee Mission, Kansas 66213
Class B                                         Vacant
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Class C                                         Vacant
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     (c) Directors shall be removable in the manner provided by the corporation's bylaws."

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to its Articles of Incorporation to be signed by its President this 10th day of August, 2001.

                                            BAIL CORPORATION


                                            /s/ Charles A. Ross, Sr
                                            ----------------------------------
                                                Charles A. Ross, Sr., President